Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb

713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2022 FIRST QUARTER RESULTS

•
First quarter 2022 earnings per share of $0.29
•
Marine transportation impacted by the COVID-19 Omicron variant in January and February, reducing earnings by approximately $0.10 per share
•
Inland marine experienced significant market improvement in March with barge utilization increasing above 90% since mid-March
•
Increased oil and gas demand sequentially boosted distribution and services results despite continued supply chain constraints
•
Quarterly earnings expected to improve as the year progresses

HOUSTON, April 28, 2022 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2022 of $17.4 million or $0.29 per share, compared with a loss of ($3.4) million, or ($0.06) per share for the 2021 first quarter. Consolidated revenues for the 2022 first quarter were $610.8 million compared with $496.9 million reported for the 2021 first quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Kirby’s businesses continued to gain momentum with improved market conditions and increased demand, delivering sequential and year-on-year revenue and earnings growth. These tailwinds were somewhat offset by the impact of the COVID-19 Omicron variant, which we estimate reduced marine transportation earnings by approximately $0.10 per share during the first quarter. Although we continue to navigate supply chain constraints, distribution and services performed well. Our outlook for 2022 remains favorable, and we expect meaningful quarterly earnings progression for the remainder of the year.

“Inland marine was significantly challenged by the Omicron variant during the first two months of the quarter, as increased cases of the virus among Kirby’s mariners and quarantine protocols led to considerable crewing challenges, lost revenue, and increased operating costs. This ultimately contributed to a sequential reduction in inland operating margin for the quarter. Despite these challenging circumstances, market conditions rapidly improved in March as cases of the Omicron variant dissipated and refinery utilization ramped up. These conditions contributed to Kirby’s barge utilization increasing to over 90% since mid-March. With this improvement and increased spot market and term contract rates, inland operating margins increased into the low double digits during March.

“In coastal marine, demand for refined products and black oil transportation modestly improved in the first quarter, driving increased barge utilization and some small rate gains. However, the impact of the Omicron variant on operations and reduced coal shipments in our offshore dry cargo business resulted in lower revenues and an operating loss for the quarter. At the end of the quarter, we announced a new business, Kirby Offshore Wind, and its award to provide barge transportation services for offshore wind towers and turbines to Maersk Supply Service (“Maersk”) for the Empire Wind project in New York. The 20-year framework agreement with Maersk, which will commence in late 2025 or early 2026, will provide significant revenue and earnings growth potential for our offshore business and greatly enhance our ESG product and services offering in the future.

“In distribution and services, activity was strong throughout much of the segment with sequential and year-on-year revenue and operating income growth. In oil and gas, we experienced increased demand for new transmissions and received incremental orders for new environmentally friendly pressure pumping equipment and frac-related power generation equipment. However, as anticipated, supply chain constraints continued, delaying deliveries of new manufactured equipment into future quarters. In commercial and industrial, demand was solid, with increased year-on-year activity across our businesses.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2022 first quarter were $355.5 million compared with $301.0 million for the 2021 first quarter. Operating income for the 2022 first quarter was $16.9 million compared with $1.9 million for the 2021 first quarter. Segment operating margin for the 2022 first quarter was 4.8% compared with 0.6% for the 2021 first quarter.

In the inland market, average 2022 first quarter barge utilization was in the mid-80% range compared to the mid-70% range in the 2021 first quarter. In January and February, inland operations were significantly constrained by the Omicron variant, resulting in reduced barge utilization, crewing challenges, lost revenue and increased costs. Operating conditions on the inland waterways were also affected by poor winter weather, including significant wind and fog along the Gulf Coast, ice on the Illinois River, and flooding on the Mississippi River, all of which contributed to a 10% year-on-year increase in delay days. In March, improved refinery and petrochemical plant utilization and reduced cases of the Omicron variant resulted in higher demand and enhanced market conditions, increasing inland barge utilization to 90% or more by mid-month. During the quarter, average spot market rates increased in the mid-single digits sequentially and 15% to 20% compared to the 2021 first quarter. Term contracts that renewed in the first quarter also increased in the high single digits on average compared to a year ago. Revenues in the inland market increased 24% compared to the 2021 first quarter primarily due to increased volumes, barge utilization, pricing, and fuel rebills. The inland market represented 78% of segment revenues in the first quarter of 2022. Inland’s operating margin was in the high single digits for the quarter and was significantly impacted by challenges associated with the Omicron variant and inflationary pressures. Inland margins were also affected by rising fuel costs which will be recovered as the year progresses through escalators in term contracts.

In coastal, market conditions improved modestly during the quarter, with Kirby’s barge utilization increasing into the low 90% range. Pricing in the spot market and term contract renewals also increased in the mid-single digits sequentially and year-on-year. Despite these improvements, revenues in the coastal market only increased modestly when compared to the 2021 first quarter primarily due to the Company’s exit from Hawaii at the end of 2021, lost revenues related to the Omicron variant, and reduced coal shipments. Coastal represented 22% of marine transportation segment revenues during the first quarter. Coastal operating margin was negative in the mid-single digits and was impacted by lost revenue and costs incurred as a result of the Omicron variant.

Segment Results – Distribution and Services

Distribution and services revenues for the 2022 first quarter were $255.2 million compared with $195.9 million for the 2021 first quarter. Operating income for the 2022 first quarter was $11.0 million compared with $2.9 million for the 2021 first quarter. Operating margin was 4.3% for the 2022 first quarter compared with 1.5% for the 2021 first quarter.

In the commercial and industrial market, revenues and operating income increased compared to the 2021 first quarter, primarily due to improved economic activity across the U.S. which resulted in higher business levels in marine repair and on-highway. Increased product sales in Thermo King also contributed favorably to year-on-year growth. Overall, commercial and industrial revenues increased 11% compared to the 2021 first quarter and represented approximately 58% of segment revenues. Commercial and industrial operating margins were in the mid-to high single digits.

In the oil and gas market, revenues and operating income improved compared to the 2021 first quarter due to higher oilfield activity which resulted in increased demand for new transmissions and parts in the distribution business. Although manufacturing was heavily impacted by supply chain delays, the business continued to experience increased year-on-year demand with incremental orders and deliveries of new environmentally-friendly pressure pumping equipment and power generation equipment for electric fracturing. Overall, oil and gas revenues increased 71% compared to the 2021 first quarter and represented approximately 42% of segment revenues. Oil and gas operating margins were in the low single digits.

Cash Generation

For the 2022 first quarter, EBITDA was $83.8 million compared with $61.6 million for the 2021 first quarter. During the quarter, net cash provided by operating activities was $32.2 million, and capital expenditures were $35.1 million. During the quarter, the Company had net proceeds from asset sales totaling $14.3 million. Kirby also used $3.9 million to acquire the assets of a gearbox repair company in distribution and services. As of March 31, 2022, the Company had $32.4 million of cash and cash equivalents on the balance sheet and $886.0 million of liquidity available. Total debt was $1,154.7 million, reflecting an $8.6 million reduction compared to December 31, 2021, and the debt-to-capitalization ratio declined to 28.4%.

2022 Outlook

Commenting on the 2022 full year outlook, Mr. Grzebinski said, “Although first quarter results were materially impacted by the Omicron variant in marine transportation, we exited the quarter in a solid position. Refinery utilization is back to pre-pandemic levels, our barge utilization is strong in both inland and coastal, and rates are increasing. In distribution and services, despite supply chain constraints, demand for our products and services is growing, and we continue to receive new orders in manufacturing. Overall, we see momentum continuing to build, and we expect our businesses to deliver improved financial results in the coming quarters. While all of this is encouraging, we are mindful that ongoing challenges related to COVID-19, high commodity prices impacting demand, and additional economic headwinds are possible. Labor constraints and inflationary pressures are also contributing to rapidly rising costs across our businesses. In marine, we currently expect that cost escalators and rate recovery mechanisms in some term contracts will lag these cost headwinds in the second quarter. With these uncertainties in mind, we will continue to focus on costs and drive strong cash flow from operations. In the near-term, we intend to use this cash flow to reduce debt and further strengthen our balance sheet, but we will also continue to evaluate accretive acquisitions and high-return organic growth opportunities to create long-term shareholder value. As always, we will continue to take a disciplined approach to capital allocation and regularly evaluate our capital allocation program to ensure we have the right levels of capital to fund our projects, strengthen our financial position, and enhance value over the long-term.”

In inland marine, favorable market conditions have contributed to Kirby’s barge utilization being at or modestly above 90% since mid-March. This improvement is expected to continue going forward, driven by high refinery and petrochemical plant utilization, increased volumes from new petrochemical plants, and minimal new barge construction across the industry. As a result, the Company expects continued improvements in the spot market, which currently represents approximately 35% of inland revenues. Term contracts are also expected to continue to reset higher to reflect improved market conditions for the duration of the year. Increases in fuel costs are expected to contribute to increased rebill revenue with no margin. Overall, inland revenues are expected to grow by 15% to 20% year-on-year with steady increases throughout the year as market conditions tighten further and contracts renew higher. Material inflation to costs, including significantly rising fuel prices, are expected to be headwinds but will be largely mitigated when escalations in contracts occur during the second half of the year. Barring cost inflation and rising fuel costs as well as the timing of contract escalations and fuel rebills, we expect near term operating margins to be in the low double digits and gradually improve as the year progresses.

In coastal marine, Kirby expects modestly improved customer demand through the balance of the year with Company barge utilization in the 90% range. Rates are also expected to slowly improve, but meaningful gains will be challenged by underutilized barge capacity across the industry. For the full year, with the impact of the Company’s exit from the Hawaii market and reductions in coal shipments, coastal revenues are expected to be down in the low single digits compared to 2021. Beginning in the second quarter, revenues and operating margins are expected to be impacted by planned shipyard maintenance and ballast water treatment installations on certain vessels. Consequently, coastal operating margins for the remainder of the year are expected to be a slight loss in the low single digits and approach breakeven as the year progresses.

In distribution and services, favorable oilfield fundamentals and strong demand in commercial and industrial are expected to continue in 2022. In the oil and gas market, high commodity prices, increasing rig counts, and growing well completions activity are expected to yield strong demand for OEM products, parts, and services in the distribution business. In manufacturing, the Company expects demand for new environmentally friendly pressure pumping and e-frac power generation equipment to be strong, with new orders and increased deliveries of new equipment as the year progresses. However, ongoing supply chain issues and long lead times are expected to persist in the near-term, contributing to some volatility as deliveries of new products are likely to shift between quarters and potentially into 2023. In commercial and industrial, strong markets are expected to yield full year revenue growth in the low double-digit percentage range, with increased activity in power generation, marine repair, and on-highway. In the second and third quarters, the Company expects to benefit from increased seasonal demand in Thermo King and the power generation rental fleet. Overall, the Company expects segment revenues to grow 30 to 40% year-over-year with operating margins in the mid-single digits.

Kirby expects 2022 capital spending to range between $170 to $190 million. Approximately $5 million is associated with the construction of new inland towboats, and approximately $145 to $155 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $20 to $30 million largely relates to new machinery and equipment and facility improvements in distribution and services, as well as information technology projects in corporate. Overall, Kirby expects to generate net cash provided by operating activities of $420 million to $480 million, with free cash flow of $230 million to $310 million in 2022.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Thursday, April 28, 2022, to discuss the 2022 first quarter performance as well as the outlook for the remainder of 2022. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 3044338. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2021 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2021.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months
	2022	2021
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$355,536	$300,951
Distribution and services	255,246	195,899
Total revenues	610,782	496,850

Costs and expenses:
Costs of sales and operating expenses	450,618	363,040
Selling, general and administrative	75,765	69,629
Taxes, other than on income	9,590	8,260
Depreciation and amortization	49,964	54,890
Gain on disposition of assets	(4,849)	(2,133)
Total costs and expenses	581,088	493,686
Operating income	29,694	3,164
Other income	4,308	3,791
Interest expense	(10,203)	(10,966)
Earnings (loss) before taxes on income	23,799	(4,011)
(Provision) benefit for taxes on income	(6,213)	891
Net earnings (loss)	17,586	(3,120)
Net earnings attributable to noncontrolling interests	(152)	(255)
Net earnings (loss) attributable to Kirby	$17,434	$(3,375)
Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.29	$(0.06)
Diluted	$0.29	$(0.06)
Common stock outstanding (in thousands):
Basic	60,173	60,016
Diluted	60,463	60,016

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Three Months
	2022	2021
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings (loss) attributable to Kirby	$17,434	$(3,375)
Interest expense	10,203	10,966
Provision (benefit) for taxes on income	6,213	(891)
Depreciation and amortization	49,964	54,890
	$83,814	$61,590

Capital expenditures	$35,075	$14,052
Acquisitions of businesses	$3,900	$—

	March 31, 2022	December 31, 2021
	(unaudited, $ in thousands)
Cash and cash equivalents	$32,398	$34,813
Long-term debt, including current portion	$1,154,735	$1,163,367
Total equity	$2,911,865	$2,888,782
Debt to capitalization ratio	28.4%	28.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Three Months
	2022	2021
	(unaudited, $ in thousands)
Marine transportation revenues	$355,536	$300,951

Costs and expenses:
Costs of sales and operating expenses	254,359	214,125
Selling, general and administrative	32,336	30,578
Taxes, other than on income	7,820	6,729
Depreciation and amortization	44,086	47,579
Total costs and expenses	338,601	299,011

Operating income	$16,935	$1,940
Operating margin	4.8%	0.6%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Three Months
	2022	2021
	(unaudited, $ in thousands)
Distribution and services revenues	$255,246	$195,899

Costs and expenses:
Costs of sales and operating expenses	196,519	149,127
Selling, general and administrative	41,922	36,488
Taxes, other than on income	1,728	1,492
Depreciation and amortization	4,106	5,881
Total costs and expenses	244,275	192,988

Operating income	$10,971	$2,911
Operating margin	4.3%	1.5%

OTHER COSTS AND EXPENSES

	Three Months
	2022	2021
	(unaudited, $ in thousands)
General corporate expenses	$3,061	$3,820

Gain on disposition of assets	$(4,849)	$(2,133)

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Three Months
	2022	2021(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$32.2	$102.6
Less: Capital expenditures	(35.1)	(14.1)
Free cash flow(2)	$(2.9)	$88.5

	FY 2022 Projection		FY 2021(3)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$420.0	$480.0	$321.6
Less: Capital expenditures	(190.0)	(170.0)	(98.0)
Free cash flow(2)	$230.0	$310.0	$223.6

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2022	2021
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,168	2,981
Revenue/Ton Mile (cents/tm) (5)	8.8	7.5
Towboats operated (average) (6)	263	241
Delay Days (7)	3,137	2,854
Average cost per gallon of fuel consumed	$2.50	$1.65

Barges (active):
Inland tank barges	1,025	1,057
Coastal tank barges	30	44
Offshore dry-cargo barges	4	4
Barrel capacities (in millions):
Inland tank barges	22.9	23.7
Coastal tank barges	3.1	4.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2021 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: First quarter 2022 inland marine transportation revenues of $277.9 million divided by 3,168 million inland marine transportation ton miles = 8.8 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.